Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR

Golden Star Reports 2011 Fourth Quarter and Full Year Results

Company Generates $19.5M in Net Cash Flow from Operations in Q4, Up from $11.5M in Q3

Net Income of $7.2M in Q4

Cash Operating Costs at Bogoso/Prestea Continue to Improve Quarter Over Quarter

Record High Metallurgical Recovery at Bogoso Sulfide Plant – 78% in Q4 vs. 76% in Q3 and 70% for the full year

Restart of Bogoso Oxide Plant in First Quarter Expected to Add Up to 70,000 Ounces in 2012

Denver, CO—February 22, 2011—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported financial results for its fourth quarter and full year ended December 31, 2011. All references to currency are in US dollars.

The Company generated $19.5 million in net cash flow from operations in the fourth quarter of 2011, a 70% increase over $11.5 million in the third quarter, and returned to profitability with $7.2 million in net income in the fourth quarter.

“We closed 2011 with a significantly improved financial performance despite the shortfall in fourth quarter gold production,” said Tom Mair, President and CEO. “We expect to build on this performance in 2012, having advanced our key development programs and resolved many of the operational issues encountered during 2011. We are forecasting up to a 23% increase in overall gold production this year, healthy cash flows and solid profitability. On a year-to-date basis we are on pace to achieve our first quarter 2012 combined production target of 79,000 ounces.

“We’re particularly pleased with continued growth in metallurgical recovery at Bogoso/Prestea in 2011. We achieved record recovery of 78% in the fourth quarter, up from 76% in the third quarter and up from 56% in the fourth quarter of 2010. At the same time, we achieved our second consecutive quarter of reduced cash operating costs at Bogoso/Prestea and expect further cost declines going forward. With healthy ore stockpiles and the recent restart of the Bogoso oxide plant, we’re forecasting a strong performance from Bogoso/Prestea in 2012.”

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 1 of 10

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS

	Three months ended December 31,		Years ended December 31,
(Unaudited)	2011	2010	2011	2010
Bogoso/Prestea gold sold (oz)	35,475	28,021	140,504	170,973
Wassa/HBB gold sold (oz)	35,336	48,895	160,616	183,931
Total gold sold (oz)	70,811	76,916	301,120	354,904

Average realized gold price ($/oz)	1,678	1,371	1,564	1,219
Cash operating cost – combined ($/oz)	1,089	1,056	1,062	766
Gold revenues ($000s)	118,814	105,471	471,007	432,693
Cash flow provided by operations ($000s)	19,491	18,129	23,643	96,617
Cash flow provided by operations per share ($)	0.075	0.070	0.091	0.374
Net income (loss) ($000s)	7,241	(12,304)	(2,075)	(11,229)
Net income (loss) per shares – basic ($)	0.028	(0.048)	(0.008)	(0.044)

BOGOSO/PRESTEA RECAP

More optimal blends of fresh and transition ores drove metallurgical recoveries steadily higher throughout 2011, from 56% in the fourth quarter of 2010 to 61%, 66%, 76%, and 78% in the ensuing four quarters.

Cash operating costs at Bogoso/Prestea continued to improve in the fourth quarter of 2011, coming in at $1,166 per ounce, down from $1,238 per ounce in the third quarter and $1,383 per ounce in the second quarter. This was achieved despite higher than normal mill maintenance costs and temporarily high stripping ratios. The Company is targeting further cost reductions and higher mill throughput in 2012 as stripping ratios return to design.

In January 2012 the Company restarted the Bogoso oxide plant following a $3.0 million refurbishment, and the first gold pour occurred on February 14, 2012. The Company expects the oxide plant to be running at capacity in the second quarter of 2012. The stockpile of non-refractory and transition ore totals more than 214,000 tonnes grading approximately 2.3 grams per tonne. With a steady supply of non-refractory ore from Pampe and other active pits, and retreatment of tailings from the newly permitted TSF 1 tailings project, the Company expects annual oxide gold production from the Bogoso oxide plant to range from 50,000 to 70,000 ounces for at least seven years.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 2 of 10

Bogoso/Prestea Operating Results

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Mining
Refractory ore mined (000st)	711	591	2,672	2,734
Non-refractory ore mined (000st)	16	85	42	115
Total ore mined (000st)	727	676	2,714	2,849
Waste mined (000st)	8,876	4,826	25,243	17,839
Bogoso Sulfide Plant Results
Refractory ore processed (000st)	493	628	2,397	2,776
Refractory grade (g/t)	2.95	2.07	2.57	2.81
Refractory ore recovery (%)	77.7	56.2	69.8	65.7
Bogoso Oxide Plant Results
Non-refractory ore processed (000st)	0	146	0	146
Non-refractory grade (g/t)	0.00	2.91	0.00	2.91
Non-refractory recovery (%)	0.0	43.5	0.0	43.5
Cash operating cost ($/oz)	1,166	1,521	1,284	863
Gold sold (oz)	35,475	28,021	140,504	170,973

WASSA/HBB RECAP

Gold sales from Wassa/HBB totaled 35,336 ounces in the fourth quarter of 2011, up from 33,485 in the third quarter when processing was impacted by wet, sticky ore from the newly opened Father Brown pit and by lower mill availability. Cash operating costs increased to $1,012 per ounce in the fourth quarter of 2011 but were $868 per ounce for the full year. The Company expects cash operating costs to be in the range of $950 to $985 per ounce in 2012 due to anticipated lower gold production as a result of lower blended mill feed grade.

Wassa/HBB Operating Results

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Ore mined (000st)	639	750	2,541	2,561
Waste mined (000st)	3,820	4,364	15,354	19,172
Ore processed (000st)	589	779	2,579	2,648
Grade (g/t)	2.04	2.12	2.04	2.29
Recovery (%)	94.1	94.2	94.3	94.7
Cash operating cost ($/oz)	1,012	789	868	677
Gold sold (oz)	35,336	48,895	160,616	183,931

DEVELOPMENT PROJECTS

The Bogoso oxide plant was re-commissioned in January 2012 and is expected to be at full capacity in the second quarter. The primary source of ore for the oxide plant remains the Pampe pit, and the Company continues to pursue permitting at Prestea South and Mampon as additional sources. The Company expects to batch process mined oxide ore and TSF 1 tailings during 2012. With this additional gold production from the oxide plant, Golden Star is positioned to more than offset lower gold production from Wassa/HBB. The Company will also continue to advance its Prestea underground project – a significant ore body that requires extensive predevelopment work.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 3 of 10

EXPLORATION

Golden Star invested $24.4 million in exploration projects in 2011, approximately 80% of which was spent on mine site drilling. The Company had seven drill rigs focused on identifying additional resource potential with infill drilling and testing of the known mineralized trends along strike and at depth. At Bogoso/Prestea drilling focused on the active pits at Buesichem South, Bogoso North, Chujah and Pampe. Wassa/HBB drilling focused on higher-grade zones of gold mineralization along the Wassa Main trend, with promising results at depth and along strike. The Company also continued to drill to depth beneath the Father Brown Pit at Hwini Butre, where a preliminary assessment of underground mining was positive.

Elsewhere in West Africa, Golden Star plans a deep auger program on its extensive concessions in the eastern part of Cote d’Ivoire. As previously reported, on February 2, 2012, Riverstone Resources acquired Golden Star Exploration-Burkina S.A. which holds the Goulagou-Rounga property in Burkina Faso. As a result of this transaction Golden Star received $6.6 million in cash and approximately 21.7 million common shares of Riverstone, which were valued at the close of business on February 21, 2012, at approximately $15.2 million. Golden Star already owned 4.0 million shares of Riverstone worth an additional $2.8 million as of February 21, 2012.

Exploration activities in Brazil continued with regional stream sediment sampling on the Iriri Joint Venture with Votorantim Metals. This joint venture encompasses a 3,400 square kilometer area in Northern Mato Grosso State.

The Company has budgeted approximately $10 million for exploration activities in 2012, the majority of which will involve brownfields exploration around the Bogoso/Prestea and Wassa mine sites.

BALANCE SHEET HIGHLIGHTS

Golden Star had approximately $103.6 million in cash and cash equivalents at December 31, 2011. The Company maintains a $31.5 million revolving credit facility that is currently undrawn as well as an additional $22.2 million in borrowing capacity under its equipment financing credit facility.

In 2011 Golden Star invested approximately $101.4 million in capital projects, including $30.1 million for mining property development projects, $51.4 million for the acquisition of new equipment and facilities at its mine sites, and $19.9 million for mine site drilling. Capital expenditures in 2012 are currently expected to be approximately $80 million.

Golden Star’s $125.0 million, 4% convertible debentures mature November 30, 2012. Management currently expects to repay the debentures in cash.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 4 of 10

2012 OBJECTIVES

•	Bring the Bogoso Oxide Processing Plant to full capacity

•	Complete construction and commission the Bogoso Tailings Retreatment Project

•	Continued reserve and resource definition drilling at Bogoso/Prestea and Wassa/HBB

•	Advance permitting and development of the Prestea South project

•	Complete Prestea Underground pre-feasibility study

•	Reevaluate all mining plans and equipment needs for continued longer-term profitable operation

•	Pursue aggressive cost cutting initiatives at both mine sites

2012 GUIDANCE

Golden Star is forecasting a 16% to 23% increase in gold production in 2012. The Company expects total gold production to be in the range of 350,000 to 370,000 ounces, up from 301,000 ounces in 2011. Production at Bogoso/Prestea is expected to increase by 49% to 60% year-over-year, more than offsetting the expected decline at Wassa/HBB. Production from the oxide section at Bogoso/Prestea is expected to range from 60,000 to 70,000 ounces and the sulfide section from 150,000 to 155,000 ounces. Wassa is expected to produce 140,000 to 145,000 ounces. Combined cash operating costs are expected to be in the range of $1,040 to $1,100 versus 2011 combined costs of $1,062 per ounce.

2012 Forecast	Bogoso/Prestea	Wassa/HBB	Combined
Oz produced	210,000 to 225,000	140,000 to 145,000	350,000 to 370,000
Cash operating cost ($/oz)	1,100 to 1,180	950 to 985	1,040 to 1,100

Notes:

1.	Power and fuel prices used in the guidance are $0.15 per kilowatt-hour and $1.40 per liter, respectively.

2.	Ounces shown for Wassa in 2012 are dependent upon timely receipt of the environmental permit needed to raise Wassa’s tailings dam.

3.	Water treatment costs are estimated to add approximately $60 per ounce at Bogoso for 2012 to 2014, but should drop sharply thereafter when the current backlog of process water is treated and discharged from the tails ponds.

Fourth Quarter/Year-End News Release and Conference Call

The Company will conduct a conference call and webcast on Thursday, February 23, 2012, at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone or by webcast as follows:

North American participants: (877) 407-8289

Participants outside U.S. and Canada: (201) 689-8341

Webcast: www.gsr.com

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 5 of 10

A recording of the conference call will be available until March 15, 2012, through the Company’s website at www.gsr.com or by dialing:

North America: (877) 660-6853, Replay Account number: 329, Conference ID number: 388573

International outside U.S. and Canada: (201) 612-7415, Replay Account number: 329, Conference ID number: 388573

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 6 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of U.S. dollars except shares issued and outstanding)

	As of December 31, 2011	As of December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$103,644	$178,018
Accounts receivable	10,077	11,885
Inventories	74,297	65,204
Deposits	6,474	5,865
Prepaids and other	2,048	1,522

Total Current Assets	196,540	262,494
RESTRICTED CASH	1,273	1,205
PROPERTY, PLANT AND EQUIPMENT	252,131	228,367
INTANGIBLE ASSETS	5,266	7,373
MINING PROPERTIES	270,157	250,620
OTHER ASSETS	2,311	3,167

Total Assets	$727,678	$753,226

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$40,708	$34,522
Accrued liabilities	51,380	53,935
Asset retirement obligations	8,996	23,485
Current tax liability	197	1,128
Current debt	128,459	10,014

Total Current Liabilities	229,740	123,084
LONG TERM DEBT	10,759	155,879
ASSET RETIREMENT OBLIGATIONS	24,884	21,467
DEFERRED TAX LIABILITY	23,993	15,678

Total Liabilities	$289,376	$316,108

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized.	693,899	693,487
CONTRIBUTED SURPLUS	19,815	16,560
ACCUMULATED OTHER COMPREHENSIVE INCOME	1,978	1,959
DEFICIT	(276,112)	(274,037)

Total Golden Star Equity	439,580	437,969
NONCONTROLLING INTEREST	(1,278)	(851)

Total Equity	438,302	437,118

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$727,678	$753,226

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 7 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Stated in thousands of U.S. dollars except shares and per share data)

	(Unaudited) For the three months ended December 31,		(Extracted from audited financial statements) For the years ended December 31,
	2011	2010	2011	2010
REVENUE
Gold revenues	$118,814	$105,471	$471,007	$432,693
Cost of sales	103,492	110,011	420,153	401,455

Mine operating margin	15,322	(4,540)	50,854	31,238
Exploration expense	1,165	1,224	5,137	5,398
General and administrative expense	5,028	4,092	25,378	17,065
Derivative mark-to-market (gain) loss	1,436	(3,623)	19,276	850
(Gain)/loss on fair value of convertible debentures	(3,946)	3,208	(26,154)	3,208
Property holding costs	2,533	1,444	8,674	5,299
Foreign exchange (gain)/ loss	1,364	(12)	2,749	872
Interest expense	2,228	2,328	8,891	9,207
Interest and other income	(66)	(19)	(229)	(362)
(Gain)/loss on sale of assets	(1,014)	479	(1,350)	(1,171)

Income/(loss) before income tax	6,594	(13,661)	8,482	(9,128)
Income tax (expense)/benefit	743	(2,740)	(10,984)	(5,477)

Net income/(loss)	$7,337	$(16,401)	$(2,502)	$(14,605)
Net income/(loss) attributable to non-controlling interest	96	(4,097)	(427)	(3,376)

Net income/(loss) attributable to Golden Star shareholders	$7,241	$(12,304)	$(2,075)	$(11,229)

Net income/(loss) per share attributable to Golden Star shareholders
Basic	$0.028	$(0.048)	$(0.008)	$(0.044)
Diluted	$0.028	$(0.048)	$(0.008)	$(0.044)
Weighted average shares outstanding (millions)	258.6	258.5	258.6	258.0
Weighted average shares outstanding-diluted (millions)	258.6	258.5	258.6	258.0
OTHER COMPREHENSIVE INCOME/(LOSS)
Net income/(loss)	$7,337	$(16,401)	$(2,502)	$(14,605)
Unrealized (gain)/loss on investments net of taxes	299	(32)	19	619

Comprehensive income/(loss)	$7,076	$(15,131)	$(2,483)	$(13,986)

Comprehensive income/(loss) attributable to Golden Star shareholders	$6,980	$(11,034)	$(2,056)	$(10,610)
Comprehensive (income)/loss attributable to non-controlling interest	96	(4,097)	(427)	(3,376)

Comprehensive income/(loss)	$7,076	$(15,131)	$(2,483)	$(13,986)

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 8 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of U.S. dollars)

	For the years ended December 31,
	2011	2010
OPERATING ACTIVITIES:
Net income/(loss)	$(2,502)	$(14,605)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	71,466	98,775
Amortization of loan acquisition cost	1,563	1,228
(Gain)/Loss on sale of assets	(1,350)	(1,172)
Non-cash employee compensation	3,385	2,975
Deferred income tax expense/(benefit)	8,315	3,374
Fair value of derivatives gain	(177)	(217)
Fair value (gain)/loss on convertible debt	(26,154)	3,210
Accretion of asset retirement obligations	3,845	2,802
Reclamation expenditures	(26,895)	(9,704)

	31,496	86,666
Changes in non-cash working capital:
Accounts receivable	1,839	(4,022)
Inventories	(9,030)	(14,351)
Deposits	(1,250)	235
Accounts payable and accrued liabilities	2,335	27,607
Other	(1,747)	481

Net cash provided by operating activities	23,643	96,616
INVESTING ACTIVITIES:
Expenditures on mining properties	(50,027)	(34,342)
Expenditures on property, plant and equipment	(51,353)	(30,849)
Cash securing letters of credit (used)/refunded	(68)	2,599
Change in accounts payable and deposits on mine equipment and material	1,907	901
Other	1,984	141

Net cash used in investing activities	(97,557)	(61,550)
FINANCING ACTIVITIES:
Insurance of share capital, net of issuance costs	282	2,248
Principal payments on debt	(10,397)	(38,049)
Proceeds from debt agreements and equipment financing	9,875	25,674
Other	(220)	(1,010)

Net cash (used in)/provided by financing activities	(460)	(11,137)

(Decrease)/increase in cash and cash equivalents	(74,374)	23,929
Cash and cash equivalents, beginning of year	178,018	154,089

Cash and cash equivalents end of year	$103,644	$178,018

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 9 of 10

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding expected reductions in operating costs and increases in production; the ability of the Company to increase throughput and optimize ore blend and to achieve other objectives in the sulfide plant at Bogoso/Prestea; the ability to efficiently batch the processing of non-refractory ore and tailings in the oxide plant at Bogoso/Prestea; the ability to operate the Bogoso oxide mill at capacity in the second quarter; planned exploration activities, including exploration outside of West Africa; anticipated capital expenditures in 2012; the ability to repay the debenture in cash; the Company’s 2012 production and cash operating cost estimates; projected water treatment costs at Bogoso/Prestea in 2012 and beyond; projected power costs and fuel prices; the Company’s 2012 objectives; and sources of and adequacy of cash to meet capital and other needs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

+1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-07 Page 10 of 10